PROSPECTUS SUPPLEMENT Dated March 2, 2026 (To Prospectus Dated January 30, 2026)	Filed pursuant to Rule 424(b)(5) Registration No. 333-290750

Our Bond, Inc.

Up to 34,073,681 Shares of Common Stock
to be Sold by Registered Stockholders

This prospectus supplement (the “Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the SEC dated January 30, 2026 (the “Prospectus”), related to the registration of the resale of up to 34,073,681 shares of our common stock, par value $0.0001 per share, by our stockholders identified in the Prospectus (the “Registered Stockholders”) in connection with our direct listing on the Global Market tier of the Nasdaq Stock Market LLC.

This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our shares of common stock are listed on the Nasdaq Global Market under the symbol “OBAI.”

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Supplement and the Prospectus. This Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

WARRANT AMENDMENT

This Supplement is being filed to disclose an amendment to certain warrants to purchase shares of our common stock held by Ascent Partners Fund LLC (“Ascent”).

On March 1, 2026, we entered into Amendment No. 1 (the “Amendment”) to the terms of one of our outstanding Warrants to Purchase Shares of Common Stock issued October 27, 2025 (the “Warrant”). As originally issued, the Warrant provided for the purchase of up to 16,000,000 shares of our common stock at an exercise price of $12.35 per share, with an expiration date of July 27, 2026. Currently, 15,991,902 shares of common stock remain purchasable under the Warrant.

Under the Amendment, the exercise price of the Warrants for a total of 12,000,000 shares of common stock has been reduced as follows:

●	The exercise price for 4,500,000 shares of common stock purchasable under the Warrant has been reduced to $2.25 per share for a period of ninety (90) days;

●	The exercise price for 3,750,000 shares of common stock purchasable under the Warrant has been reduced to $2.75 per share for a period of ninety (90) days; and

●	The exercise price for 3,750,000 shares of common stock purchasable under the Warrant has been reduced to $3.25 per share for a period of ninety (90) days.

Following the expiration of the reduced exercise price periods described above, the exercise price for the Warrants will revert to the original price of $12.35 per share as set forth in the original Warrants.

The date of this Prospectus Supplement is March 2, 2026